Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 6, 2015		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2015 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.3 billion bank holding company with two bank subsidiaries, announced its financial results for the first quarter of 2015.  Premier realized net income of $3,142,000 (36 cents per diluted share) during the quarter ended March 31, 2015, a 14.4% decrease from the $3,670,000 of net income reported for the first quarter of 2014.  The decrease in income in the first three months of 2015 is largely due to increases in non-interest expense and the provision for loan losses, which more than offset an increase in non-interest income.  The decrease in net income related to the provision for loan losses is due to $310,000 of negative provisions for loan losses recorded during the first three months of 2014, which compares to $69,000 of provision expense recorded during the first three months of 2015.  The increases in non-interest income and non-interest expense in the first three months of 2015 are largely due to the operations of the five branches from the purchase of the Bank of Gassaway which are not included in Premier’s first quarter 2014 results.  The Bank of Gassaway (“Gassaway”), a $201.5 million bank headquartered in Gassaway, West Virginia, was purchased on April 4, 2014.  The operations of Gassaway’s five branches are only included in the operations of Premier since that date.  On a diluted per share basis, Premier earned $0.36 during the first quarter of 2015 compared to $0.41 per share earned during the first quarter of 2014.

President and CEO Robert W. Walker commented, “We are pleased to continue to report another quarter of solid core earnings.  At first glance, the comparison to the first quarter of last year may look a little anemic, but we had several good events happen in the early part of 2014 that added to our bottom line and reduced our non-performing assets, which we are happy to report any time they happen.  In 2015, with our operation of the Bank of Gassaway branch locations, we have replaced the interest income that came with the successful resolution of non-performing assets in early 2014, with core interest income from everyday operations.  Likewise, our non-interest income is up nearly 24%, largely due to the Gassaway branches, and our operating costs are also up nearly 10% as well, largely due to the Gassaway branches.  However, we are pleased to note that our ratio of non-interest expenses to average assets decreased by 11 basis points to 2.83%, reflecting the more efficient operations of the combined organization.  Non-accrual loans continue to decrease, down nearly $1.0 million, or 7.6%, since year-end, partially offset by increases in accruing loans over 90 days past due and other real estate owned.  Lastly, as you review our summary income statement below, you will no longer see any preferred stock dividends reducing our net income available to common shareholders. We redeemed the remainder of our Series A Preferred Shares in November of 2014.”

Net interest income for the quarter ended March 31, 2015 totaled $11.964 million, down $43,000, or 0.4%, from the $12.007 million of net interest income earned in the first quarter of 2014.  Interest income in 2015 decreased by $32,000, or 0.2%, largely due to a $38,000, or 2.8%, decrease in interest income on investments.  Interest income on loans in the first quarter of 2015 was relatively unchanged.  Interest income on loans in the prior year included approximately $1.8 million of income recognized in first quarter of 2014 from purchase discounts and interest income collected on non-accrual loans liquidated during the quarter.  The timing of these liquidations is difficult to predict, which creates fluctuations in reported loan interest income.  This interest income did not repeat in 2015, but was replaced by approximately $1.5 million of interest income on loans from the purchase of Gassaway and a $357,000, or 3.1% increase in interest income on loans from Premier’s other operations.  Interest earned on investments decreased by $38,000, or 2.8%, due to lower average yields although on a higher average balance of investments outstanding during the quarter compared to the first quarter of 2014.

Interest expense increased in total during the first three months of 2015 by $11,000, or 1.1%, when compared to the same three months of 2014, as the additional expense on the increase in average interest-bearing liabilities was substantially offset by lower rates paid on those liabilities.  Interest expense on deposits increased by $29,000, or 3.3%, largely due to approximately $100,000 of additional interest expense on the increase in deposits acquired via the purchase of Gassaway.  Otherwise, interest expense on deposits would have decreased by $71,000 or 8.00%, in the first three months of 2015 when compared to the same period of 2014.  Interest expense on repurchase agreements and other short-term borrowings increased by $3,000, largely due to a higher average balance outstanding.  Interest expense on other borrowings decreased by $21,000, or 14.6%, in the first three months of 2015 compared to the first three months of 2014, largely due to a decrease in the average amount of borrowings outstanding.

During the quarter ended March 31, 2015, Premier recorded $69,000 of provision for loan losses.  This provision compares to $310,000 of negative provision for loan losses recorded during the same quarter of 2014.  The negative provision for loan losses was the result of specific reserves allocated to impaired loans that ultimately paid in full during the first quarter of 2014.  As a result, the specific reserves were no longer needed and were reversed into income.  The reversal more than offset additional provision expense recorded during the quarter resulting from new loans recorded and increases in the estimated credit risk in the loan portfolio related to loans collectively allocated for impairment.  The provision for loan losses recorded during the first quarter of 2015 was primarily to provide for additional identified credit risk in Premier’s residential real estate and commercial real estate loans portfolios.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $96,000 in the first quarter of 2015 when compared to the same quarter of 2014, while recoveries on loans previously charged-off increased by $31,000 in the first quarter of 2015 when compared to the same quarter of 2014.  Also during the quarter ended March 31, 2015, non-accrual loans decreased by $969,000 while accruing loans 90+ days past due increased by $530,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended March 31, 2015 totaled $7.087 million compared to $6.648 million in the first quarter of 2014.  The $439,000 increase in net overhead when compared to the first quarter of 2014 is largely due to the net operating costs of the five branches acquired from the purchase of Gassaway in April 2014, as a $763,000, or 9.5%, increase in non-interest expenses was partially offset by a $324,000, or 23.5%, increase in non-interest income.  Non-interest income increased by $324,000, or 23.5%, in the first quarter of 2015 when compared to the first quarter of 2014, largely due to a $139,000, or 18.8%, increase in service charges on deposit accounts and a $149,000, or 30.1%, increase in electronic banking income.  Also improving non-interest income was a $19,000 increase in secondary market mortgage income, and a $17,000, or 13.3%, increase in other non-interest income.  Non-interest expenses increased by $763,000, or 9.5%, in the first quarter of 2015 compared to the first quarter of 2014.  Staff costs increased by $357,000, or 9.0%, occupancy and equipment expense increased by $174,000, or 15.1%, outside data processing increased by $227,000, or 26.1%, and core deposit intangible amortization increased by $81,000, or 56.3%, all largely due to the increase in operating expenses from the five branches from the Gassaway purchase and an additional branch opened in Fort Wright, Kentucky just south of Cincinnati, Ohio.  Other increases in non-interest expenses include a $44,000, or 28.9%, increase in taxes not based on income, a $14,000, or 7.0% increase in FDIC insurance premiums, and a $25,000, or 2.8%, increase in other operating expenses.  Expenses and writedowns on other real estate owned (OREO) increased by $248,000 in the first three months of 2015 due to higher costs to maintain properties in 2015, an increase in writedowns of the carrying values to net realizable amounts and a lower level of net gains from the sale of OREO properties in 2015 when compared to the first three months of 2014.  Partially offsetting these increases in non-interest expense, professional fees decreased by $407,000 in the first three months of 2015, largely due to $33,000 in legal fees in 2014 related to the acquisition of the Bank of Gassaway, $275,000 accrued in 2014 for legal related matters and a $71,000 increase in external audit costs in 2014, some of which was related to the Company’s newly required internal control audit as an accelerated filer under Sarbanes-Oxley section 404.

Total assets as of March 31, 2015 were up $21.3 million, or 1.7%, from the $1.253 billion of total assets at year-end 2014.  The increase in total assets since year-end is largely due to a $34.8 million, or 46.2%, increase in liquid assets such as cash and due from banks, interest bearing bank balances and federal funds sold.  The increase more than offset a $4.6 million, or 2.0%, decrease in investment securities and a $7.6 million, or 0.9%, decrease in total loans outstanding.  The increase in assets was funded by a $14.6 million, or 1.4%, increase in total deposits, a $2.5 million, or 16.2%, increase in customer repurchase agreements, a $1.7 million increase in other liabilities, and a $3.1 million, or 2.1%, increase in stockholders’ equity.  These increases more than offset $607,000 in principal payments on long-term borrowings.  Stockholders’ equity of $148.9 million equaled 11.7% of total assets at March 31, 2015, which compares to stockholders’ equity of $145.8 million, or 11.6% of total assets, at December 31, 2014.  The increase in stockholders’ equity was largely due to the $3.1 million of first quarter net income as well as an $862,000, net of tax, increase in the market value of the investment portfolio available for sale.  These increases were partially offset by a $0.13 per share common stock dividend declared and paid during the first quarter of 2015.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2015

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2015	2014
Interest Income	13,013	13,045
Interest Expense	1,049	1,038
Net Interest Income	11,964	12,007
Provision (Credit) for Loan Losses	69	(310)
Net Interest Income after Provision	11,895	12,317
Non-Interest Income	1,705	1,381
Non-Interest Expenses	8,792	8,029
Income Before Taxes	4,808	5,669
Income Taxes	1,666	1,999
NET INCOME	3,142	3,670
Preferred Stock Dividends and Accretion	-	165
Net Income Available to Common Shareholders	3,142	3,505

EARNINGS PER SHARE	0.39	0.44
DILUTED EARNINGS PER SHARE	0.36	0.41
DIVIDENDS PER SHARE	0.13	0.12

Charge-offs	350	446
Recoveries	104	73
Net charge-offs (recoveries)	246	373

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2015	2014
ASSETS
Cash and Due From Banks	31,724	35,147
Interest Bearing Bank Balances	54,092	35,251
Federal Funds Sold	24,417	4,986
Securities Available for Sale	225,137	229,750
Loans (net)	861,944	869,364
Other Real Estate Owned	12,279	12,208
Other Assets	27,908	29,289
Goodwill and Other Intangible Assets	36,605	36,829
TOTAL ASSETS	1,274,106	1,252,824

LIABILITIES & EQUITY
Deposits	1,089,798	1,075,243
Fed Funds/Repurchase Agreements	18,099	15,580
Other Borrowings	11,115	11,722
Other Liabilities	6,216	4,497
TOTAL LIABILITIES	1,125,228	1,107,042
Common Stockholders’ Equity	148,878	145,782
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,274,106	1,252,824

TOTAL BOOK VALUE PER COMMON SHARE	18.27	17.90
Tangible Book Value per Common Share	13.78	13.38

Non-Accrual Loans	11,743	12,712
Loans 90 Days Past Due and Still Accruing	1,796	1,266